Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
September 25, 2024	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
5E Advanced Materials, Inc.	London	Tokyo
9329 Mariposa Road, Suite 210	Los Angeles	Washington, D.C.
Hesperia, California 92344	Madrid

Re:	Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special counsel to 5E Advanced Materials, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the selling stockholder (the “Selling Stockholder”) named in the Registration Statement (as defined below) of an aggregate of up to 10,666,666 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), issuable upon exercise of warrants (the “Warrants”) to purchase shares of Common Stock issued pursuant to that certain Securities Purchase Agreement, dated August 26, 2024, by and between the Company and the Selling Stockholder. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2024 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of the Warrants and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated thereby, the Shares will have been duly authorized by all necessary corporate action

September 25, 2024

of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP